Exhibit 99.1

September 14, 2006

Dear Colleagues:

As we make our way through the challenging period of transition that we and our industry are in, there are a few things of which we at The New York Times Company can be sure.  One is that we’re in this together.

The members of the Ochs/Sulzberger family, who for over a century have helped shepherd our institution, are resolutely committed to our mission and to the men and women who put forth such tremendous dedication to this extraordinary enterprise and who have made it the great media company it is.

As the two members of the family in senior management, we have decided to forgo any stock compensation that we would be awarded for 2006 and 2007.  Management will use the savings to create a bonus pool to reward exceptional performance by employees who don’t participate in the Company’s annual bonus plan.  We expect that, between us and including both restricted stock units and options, roughly $2 million would be available in the 2006 pool, which would be distributed next February.  We expect that a similar amount would be distributed in February 2008.

The money will be distributed across all our media groups, as well as corporate, in accordance with their size.  The specific grants will be left to the discretion of the senior management of those units.

Our decision as family members is a purely personal one.  Our great-grandfather purchased The Times in 1896 because he recognized its potential for greatness.  Since then we’ve been through many trying times.  Previous generations have demonstrated that they had the courage, the drive and the intellectual wherewithal to rise to the challenges they faced.  Now it is our turn and we are fully confident that all of us who work for this Company today are more than up to the task ahead.

Every member of senior management is thankful for your countless contributions, your exceptional dedication, and your heartfelt devotion to our mission of providing quality news and information to audiences in this country and around the world.  We’re proud to be your colleagues.

Sincerely,

Arthur & Michael